EX-99.1

SERVICE BANCORP, INC.	For Immediate Release
81 Main Street
Medway, MA 02053

Contact:

Mark L. Abbate

EVP & Chief Financial Officer

(888) 578-7282

Service Bancorp, Inc. Stockholders Approve Merger Agreement with Middlesex Savings Bank

Medway, MA, April 24, 2009 – Service Bancorp, Inc. (OTC Bulletin Board: SERC), the bank holding company for Strata Bank, announced today that, at a Special Meeting of Stockholders held on April 23, 2009, Service Bancorp, Inc. stockholders approved the previously announced Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 8, 2008 and amended March 18, 2009, among Middlesex Savings Bank and Service Bancorp, Inc., Service Bancorp, M.H.C. (“Service MHC”), the mutual holding company parent of Service Bancorp, Inc., and Strata Bank.

Approval of the Merger Agreement required the affirmative vote of the holders of not less than two-thirds of the 1,678,814 shares of Service Bancorp, Inc. common stock outstanding as of the record date for the Special Meeting. Service MHC owns 907,694 shares of Service Bancorp, Inc. common stock, representing 54.1%, of the shares entitled to vote. At the Special Meeting, 1,484,812 shares, or 88.4% of the shares entitled to vote, voted in favor of the Merger Agreement, including 74.8% of the publicly traded shares of Service Bancorp, Inc. not held by Service MHC.

The transaction remains subject to several conditions, including the receipt of regulatory approvals, and the approval of two-thirds of the respective corporators of each of Service MHC and Middlesex Bancorp, MHC, a mutual holding company which Middlesex is expected to form (subject to receipt of required approvals) prior to the consummation of the transactions contemplated by the Merger Agreement. The Massachusetts Board of Bank Incorporation hearing regarding the transaction also was held on April 23, 2009.

Service Bancorp expects to announce on April 28, 2009 the approval of the Merger Agreement by the corporators of Service MHC, when Service MHC reconvenes the special meeting of its corporators that was adjourned on April 23, 2009 in order to allow various corporators who were unavailable on that date the opportunity to vote. The Service MHC corporators present on April 23, representing a substantial majority of the total number of corporators, all voted in favor of the Merger Agreement.

Forward Looking Information

This press release contains forward-looking information, including information concerning Service Bancorp, Inc. and expectations concerning the mergers of Service Bancorp, M.H.C. and Service Bancorp, Inc. with and into Middlesex Bancorp, MHC. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Service Bancorp, Inc.’s actual results or performance to be materially different from the results and performance expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning Service Bancorp, Inc.’s belief, expectations or intentions concerning Service Bancorp, Inc.’s future performance and the likelihood that the mergers of Service Bancorp, Inc. and Service Bancorp, M.H.C. will in fact occur in a timely manner. These statements reflect Service Bancorp, Inc.’s current views. They are based on numerous assumptions and are subject to numerous risks and uncertainties relating to the mergers, including obtaining all requisite regulatory approvals in a timely fashion, obtaining the timely approval of the corporators of Service Bancorp, M.H.C., absence of a material adverse effect on Service Bancorp, Inc., satisfaction of all other conditions to the mergers and timely closing of the mergers by both parties.